Exhibit 2.1
STOCK PURCHASE AGREEMENT
This stock Purchase Agreement (“Agreement”) is made and entered into as of June 24th, 2008 by and among
The O’Gara Group, Inc., an Ohio corporation with registered office in 7870 East Kemper Road 460 — Cincinnati, Ohio 45249, USA, represented by its CEO Mr. Wilfred T. O’Gara (“TOG”)
and
the following individuals:
•	Mr. Alberto Bertolini, born in Barga (LU) on October 21, 1944, resident in Este (PD), Via Salute, 29, tax identification number BRTLRT44R21A657Z (“Mr. Bertolini”), married/not married, having a separate patrimonial status;

•	Mr. Augusto Gasparetto, born in Verona (VR) on December 3, 1942, resident in Este (PD), Via Palazzo del Principe 6/A, tax identification number GSPGST42T03L781L (“Mr. Gasparetto”), divorced;

•	Mrs. Maria Formignani, born in Pinerolo, on June 17, 1946, resident in Este (PD), Via Salute, 29, tax identification number FRMMRA46H57G674D (“Mrs. Formignani”), separate patrimonial status;

•	(hereinafter, collectively: “THE SELLERS”, all of them electively domiciled at the law office of Mr. Alessandro Polettini, Studio Associato LCA, Avvocati e Commercialisti d’Impresa Galleria Borromeo, 3 — 35137 — Padua.
WITNESSETH
•	WHEREAS TOG, Mr. Bertolini and Mr. Gasparetto, in their capacity of majority shareholders of Finanziaria Industriale S.p.A., with registered office in Este (PD), Via Galileo Galilei, 1, tax identification number and VAT number 02194760282, stock capital Euro 3,809,704 (under recertification) paid in for 3,269,700 (“FININD”), executed a Letter of Intent on February 4, 2008 (“LOI”), whereby they expressed their initial intent that TOG would purchase from the SELLERS all of the issued and outstanding shares of FININD, (“FININD SHARES”) and 4% of the shares of Isoclima S.p.A, as better identified hereinafter, (“ISOCLIMA SHARES”);

•	WHEREAS the SELLERS will, at the Closing Date, own the following equity participations:
•	Mr. Bertolini owns no. 18.883 ordinary shares of FININD, for an equity participation in FININD of 25,6% and owns no. 225 ordinary shares of Isoclima S.p.A., as better identified hereinafter, for an equity participation of 1.5% in Isoclima S.p.A., as better identified hereinafter (“Mr. Bertolini Equity Participations”);

•	Mr. Gasparetto owns no. 27.660 ordinary shares of FININD, for an equity participation in FININD of 37,5% and owns no 225 ordinary shares, for an equity participation of 1.5% of Isoclima S.p.A., as better identified hereinafter (“Mr. Gasparetto Equity Participations”);
•	Mrs. Formignani, owns no. 8.777 ordinary shares of FININD, for an equity participation in FININD of 11,9% (“Mrs. Formignani Equity Participation”);

•	Ianua S.p.A (or such other person indicated by the Sellers) owns no. 18.440 ordinary shares of FININD, for an equity participation in FININD of 25% and no. 150 ordinary shares of Isoclima S.p.A., as better identified hereinafter, for an equity participation of 1% in Isoclima S.p.A., as better identified hereinafter (“Ianua Equity Participation”);
•	WHEREAS the SELLERS execute this Agreement and undertake all obligations provided therein and in the Attachments thereto being jointly liable towards TOG, pursuant to art. 1292 and the following of the Italian Civil Code and shall cause Ianua (or such other person indicated by the Sellers) to undertake all obligations provided herein in order to enable TOG to acquire 100% of the FININD SHARES and 100% of the ISOCLIMA SHARES ;

•	WHEREAS FININD owns an equity participation of 96% in Isoclima S.p.A. with registered office in Este (PD), Via Alessandro Volta 14, tax identification number and VAT number 00683150288, stock capital Euro 15,000,000.00 paid for 14,437,500 in (“ISOCLIMA”);

•	WHEREAS ISOCLIMA presently owns equity participations in the following subsidiaries and affiliated companies:
•	57.50% of the shares of LIPIK Glas d.o.o with registered office in Lipik, stock capital krunas 61,700,000., Croatia;

•	50% of the shares of IONTECH S.r.l., with registered office in Este (PD), Via Galileo Galilei 1, tax identification number and VAT number 02555050281, stock capital Euro 23.460,00 full paid in;

•	100% of the shares of Isoclima GmbH, with registered office in Munich(Germany), stock capital Euro 102,258.00,;

•	100% of the shares of Isoclima UK, with registered office in Birmingham(UK), stock capital GBP 21,927;

•	100% of the shares of Isoclima de Mexico, with registered office in Mexico(Mexico), stock capital PM 46,961,000,

•	100% of the shares of Isoclima Intl, with registered office in Mexico(Mexico), , stock capital pm 1,654,000;

•	100% of the shares of Isoclima Inc., with registered office in Calexico (CA, USA), stock capital USD 10,000.00; all the above companies collectively identified as: “ISOCLIMA Equity Participations”

•	47,71% of the shares of S.I.V.I.S. Società Italiana Vetro Isolante, Sicurezza S.p.A., with registered office in Conza della Campania (AV), Zona Industriale, tax identification number and VAT number 01780790646, stock capital Euro 1.806.000,00 fully paid in; and

•	6,78% of the shares of Innoptec S.p.A., with registered office in via Fortunato Zeni

No. 8,38068 Rovereto (TN), , tax identification number and VAT number 01719100222 , stock capital Euro 285,340 fully paid in; (S.I.V.I.S and Innoptec collectively identified as: “ISOCLIMA Minority Participations”);
•	WHEREAS, as a consequence, by acquiring the FININD SHARES and the ISOCLIMA SHARES TOG will be acquiring:
•	100% of the shares of FININD and 100% of ISOCLIMA with all the above ISOCLIMA Equity Participations and ISOCLIMA Minority Participations, as above indicated.
•	WHEREAS, the SELLERS desire to sell, and TOG desires to purchase, all of the FININD SHARES and the ISOCLIMA SHARES as well as the Finest shares in Lipik Glas d.o.o., as indicated in clause 2.2.4 hereof, for the consideration and on the terms set forth in this Agreement; and

•	WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to the purchase;
     NOW, THEREFORE, in consideration of the above whereas clauses — that together with the Attachments hereto, form and constitute an integral and essential part to this Agreement — and of the mutual covenants, agreements, representations and warranties herein contained, and subject to the terms and conditions herein set forth, the parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:
     “Acquired Companies” — Finanziaria Industriale S.p.A. (“FININD”), Isoclima S.p.A. (“ISOCLIMA”), ISOCLIMA Equity Participations, with the exclusion of the ISOCLIMA Minority Participations and the Excluded Assets, with the meaning specified hereinbelow.
     “Attachments” — means the Attachments to this Agreement as provided herein.
     “Closing” — the transfer of the FININD SHARES and of the ISOCLIMA SHARES from the SELLERS to TOG, payment by TOG to SELLERS of the Closing Purchase Price and other actions contemplated herein upon Closing.
     “Closing Date”— the date and time as of which the Closing actually takes place.
     “Closing Documents” — all documents to be delivered by the parties to each other on or prior to the Closing Date pursuant to this Agreement and the transactions contemplated hereby.
     “Code” — the Internal Revenue Code of 1986, as amended, or any successor law and regulations issued by the IRS thereunder.
     “Contract”— any material agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.
     “Copyright” — any copyright, whether under statute or common law, of an original work in any tangible medium or expression.
     “Debt” — any interest or non-interest bearing financial debts (including debts deriving from factoring or capital leasing arrangements) towards banks, financial institutions and SELLERS, overdue tax payables and all other payables overdue six months or more beyond their maturity date, outstanding checks and drafts which have not been cleared by the respective Acquired Company and any declared and unpaid dividend, all the above net of any credit balances in bank deposit, savings or current account, cash on hand as well as bonds and securities which can be converted into immediately available funds. It is further understood that the following items shall be excluded from the Debt definition: TFR (severance compensation according to Italian law amounting, as of December 31, 2007, to approximately Euro 3.3 million) and any intercompany payable towards Iontech S.r.l.. It is further understood that if the parties agree to purchase new relevant equipment prior to Closing, the relevant expenditure shall not be considered as Debt. In addition Lipik payables to Ianua SpA equal to Euro 3,175,000 shall not be considered as Debt. The Debt will be jointly calculated seven (7) days prior to the Closing Date.
     “Encumbrance”— any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “Environment”— soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life, and any other environmental medium or natural resource.
     “Environmental, Health, and Safety Liabilities”— any cost, damage, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required by any applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

     “Environmental Law”— any Legal Requirement that requires or relates to (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
     “Excluded Assets” — The following Assets are expressly excluded from this Agreement:
•	24% of the shares of Isoclima Sud S.p.A. in liquidazione (winding up), with registered office in Conza della Campania (AV), Località Zona Industriale snc, tax identification number and VAT number 02172770642, stock capital Euro 105.000,00 of which 31.500,00 paid in;

•	the real properties located in Lozzo Atestino formerly owned by Castello di Valbona Immobiliare S.r.l., with registered office in Este (PD), Via Galileo Galilei, 1, tax identification number 01505540284, stock capital Euro 10.200,00 fully paid in;

•	the trademark “Castello di Valbona” and any relevant application

•	the real properties located in Cherasco (CN), consisting in industrial real estate under leasing contract with Agrileasing ;

•	the real properties located in Berlin (Germany);

•	any equity interest in any corporations, companies, entities, associations, partnership etc, different from those specifically included among the ISOCLIMA Equity Participations.
The parties agree that the above Excluded Assets will be transferred at cost and care by the respective owners to a third party or to the SELLERS, prior to the Closing Date, at no cost for the Acquired Companies and/or for TOG.
     “Facilities”— any real property, leaseholds, or other interests currently owned or operated by any of the Acquired Companies and any buildings, plants, structures, or equipment (including motor vehicles) currently owned or operated by any of the Acquired Companies.
     “Government Contract” — any Contract to which any Acquired Company and any Governmental Entity is a party, and each Contract pursuant to which any Acquired Company acts as a vendor or a subcontractor for a party having a Contract with a Governmental Entity
     “Governmental Entity” — any domestic (federal, state and local), foreign, supranational court or other governmental authority of any kind or nature, including any, board, department,

commission, governmental body, agency, subdivision, board, bureau, authority or tribunal and comparable body performing any governmental functions.
     “Hazardous Activity”— the distribution, generation, handling, manufacturing, processing, production, release, storage, transportation, treatment or use of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, and any other act, business or operation that increases the danger or poses an unreasonable risk of harm to persons or property on or off the Facilities or that may affect the value of the Facilities or any Acquired Company.
     “Hazardous Materials”— any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, toxic, a pollutant or a contaminant under or pursuant to any Environmental Law.
     “Intellectual Property Assets” — all Marks, Patents, Copyrights and Trade Secrets owned, used or licensed (as licensor or licensee), excluding all Standard Software.
     “IRS”— the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
     “Knowledge of the two major shareholders among the SELLERS ” — the knowledge after reasonable inquiry of the two major shareholders among the SELLERS.
     “Legal Requirement” — any state, local, municipal, regional or foreign constitution, law, ordinance, regulation, statute, principle of common law or treaty, when applicable.
     “Market Value”— the initial public offering price of TOG stock as reflected in the final prospectus included as part of TOG’s registration statement on Form S-1 (“S-1”), which has been declared effective by the U.S. Securities and Exchange Commission and pursuant to which TOG’s stock is issued and sold to the public in TOG’s initial public offering (“IPO”).
     “Marks” — all fictional business names, trading names, registered and unregistered trademarks, service marks, logos and applications.
     “Occupational Safety and Health Law”— any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Order” — any award, decision, injunction, judgment, order, ruling, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity.
     “Organizational Documents”— (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the articles of organization and operating agreement of a limited liability company; (c) partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
     “Patents” — all patents, patent applications, including provisional applications, and inventions and discoveries that may be patentable.
     “Person”— any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.
     “Pricing Date” — the date when TOG’s underwriters establish the price of the TOG stock as part of the IPO.
     “Standard Software” — all standard, off-the-shelf software generally available to the public, subject to a “shrink wrap” or “click wrap” license agreement pursuant to which any Acquired Company has purchased a perpetual license or pursuant to which annual license fees do not exceed Euro 10,000.00.
     “TOG Stock” — the common shares of TOG issued to SELLERS in accordance with Section 2.4(b)(ii).
     “Trade Information” — all know-how, trade data, and information, customer information, customer lists, software, technical information, data, plans, drawings and blue prints, either confidential or not.
     “Transaction Fees” — any fees, costs or expenses of any Acquired Company related to the transactions contemplated by this Agreement, including but not limited to legal, accounting, and investment banking fees, that were paid or assumed in full by any Acquired Company on or prior to the Closing.
ARTICLE II
SALE AND TRANSFER OF FININD SHARES AND ISOCLIMA SHARES; CLOSING
2.1 FININD SHARES AND ISOCLIMA SHARES
     Subject to the terms and conditions of this Agreement, at the Closing, SELLERS will sell and transfer the FININD SHARES and the ISOCLIMA SHARES to TOG, free and clear of all Encumbrances, and TOG will purchase the FININD SHARES and the ISOCLIMA SHARES from SELLERS.
2.2 PURCHASE PRICE
2.2.1.	The purchase price for the FININD SHARES and for the ISOCLIMA SHARES is equal to Euro 77,716,000 (seventy seven million/seven hundred sixteen) (the

“Closing Purchase Price”), based on the assumption that as at the Closing Date the Debt will be equal to Euro 42,300,000 (forty two million three hundred thousand/00).
2.2.2	Should the Acquired Companies’ Debt at the Closing be higher or lower than Euro 42,300,000 (forty two million three hundred thousand/00), then the Closing Purchase Price shall be adjusted — according to same percentages set forth below — on a one to one basis, downwards or upwards by the excess or lack of the Debt.

2.2.3.	The Closing Purchase Price shall be paid by TOG to SELLERS as follows:
i)	80.23% of the Closing Purchase Price shall be paid in cash at the Closing Date; and

ii)	19.77% of the Closing Purchase Price shall be paid in TOG Stock at the Closing Date.
2.2.4	The stock capital of the ISOCLIMA subsidiary Lipik Glas is owned by ISOCLIMA for 57,5%, by Finest for 24,96% and for 17,54% by the Croatian company INGRA d.d. Engineering and Construction Co. (“INGRA”). Lipik Glas is in the process of resolving to increase its stock capital to kunas 100,000,000.

The SELLERS represent and warrant that ISOCLIMA has been granted a secured option to purchase within the end of the year 2009 all of the Lipik Glas shares owned by Finest, as per Attachment 2.2.4, subject to the existing proportional preemption right in favor of INGRA.

In addition to the Closing Purchase Price, TOG shall pay to the SELLERS, upon transfer of the entire stake of Finest shares of Lipik Glas the amount in cash of Euros 4,859,000 (four million eight hundred fifty nine) , reduced proportionally by any exercise of pre-emptive rights by INGRA (“The First Additional Purchase Price”).

The First Additional Purchase Price shall be paid by TOG to the SELLERS upon the closing of the put by Finest of the shares of Lipik Glas to ISOCLIMA or the closing of the call by ISOCLIMA following the Closing to purchase shares of Lipik Glas from Finest.

In addition to First Additional Purchase Price, should Isoclima receive any payments from Ingra as a consequence of the arbitration proceeding pending between Isoclima and Ingra as per Attachment 3.15, 50% of such amount shall be paid to the SELLERS (“The Second Additional Purchase Price”).
2.3 CLOSING
     The purchase and sale (the “Closing”) provided for in this Agreement will take place at the office of the Notary appointed by the SELLERS or at the law office of Mr. Alessandro Polettini, Studio Associato LCA, Avvocati e Commercialisti d’Impresa, Galleria Borromeo, 3 — 35137 — Padua, on or about September 30, 2008 and in any event within seven (7) business days following the closing of the IPO as designated by TOG, or at such other time and place as the parties may agree in writing. At the request of TOG, all documents to be delivered at the Closing by TOG and SELLERS, other than the Closing Purchase Price, shall be placed in escrow with both parties’ attorneys promptly after the Pricing Date pending and subject to the closing of the IPO other than those shares held in by a fiduciary company (former share holders) which will be delivered at Closing.
2.4 CLOSING OBLIGATIONS
     At the Closing:
     (a) SELLERS will execute and deliver, or cause to be executed and delivered, to TOG:
i)	certificates representing the FININD SHARES and the ISOCLIMA SHARES, duly endorsed by the SELLERS in the name of TOG, said endorsement duly certified by Notary Public and then duly registered in the relevant company’s shareholders’ book;

ii)	letter of resignation of the directors listed in Attachment 2.4 effective on Closing and acknowledging that such directors have no claims against the Acquired Companies whether for loss of office, accrued remuneration or otherwise.

iii)	As a guarantee for SELLERS’ obligations provided for in this Agreement, SELLERS shall authorize TOG to place in escrow — according to what set forth in Attachment 2.4(a) — a number of TOG Stocks corresponding to a Market Value of Euro 10,000,000 (ten million), such amount to be reduced to Euro 1,000,000 (one million) (and the relevant TOG Stocks to be released to SELLERS) from January 1, 2011 until December 31, 2011, after which date all remaining TOG Stocks shall be released to SELLERS. If SELLERS wish to sell, in whole or in part, the TOG Stocks held in escrow, TOG shall cause the escrow agent to release same and the relevant proceeds shall be held in escrow in place of the TOG Stocks. Alternatively, SELLERS shall have the right to provide TOG with a first request primary bank guarantee reasonably acceptable by TOG and payable in the USA for the entire or part of the amounts indicated above in which case the escrow agent shall release (a) a number of TOG Stocks whose market value at the time of delivery of the bank guarantee corresponds to the amount of the bank guarantee or (b) the relevant proceeds, if the sale of the TOG Stocks has been already made.
     (b) TOG will execute and deliver, or cause to be executed and delivered, to SELLERS:
i)	Cash in amount of eighty point twenty three percent (80.23%) of the Closing Purchase Price, minus the amount of any Transaction Fees, as defined in Section 12.1 of this Agreement to be paid by TOG to SELLERS by wire transfer with the same value date or, at SELLERS’ discretion, bank cashier’s or certified checks payable to the order of the SELLERS respectively, in the following percentages:

•	Mr. Bertolini: 25.6% to the bank account indicated by the SELLERS

•	Mr. Gasparetto: 37.5% to the bank account indicated by the SELLERS

•	Mrs. Formignani: 11.9% to the bank account indicated by the SELLERS

•	Ianua S.p.A. (or such other person indicated by the SELLERS ) 25% to the bank account indicated by the SELLERS .

The First Additional Purchase Price and the Second Additional Purchase Price, if any, shall be paid in the same percentages as set forth above.
ii)	that number of TOG Stock having an aggregate Market Value of 19.77% (nineteen seventy seven percent) of the Closing Purchase Price allocable to SELLERS as follows:
•	Mr. Bertolini 25.6%

•	Mr. Gasparetto 37.5%

•	Mrs. Formignani 11.9%

•	Ianua S.p.A. (or such other person indicated by the Sellers) 25%
For the purpose hereof, it is further understood that in no event the Market Value shall be higher than the TOG stock’s price paid by the financial underwriters.
iii)	the appointment of the new directors in place of those resigned pursuant to article 2.4 (a) ii) above;

iv)	a copy of the resolution passed by TOG — in its capacity as shareholder of the Acquired Companies — granting a full release and discharge to the resigned directors from any liability deriving from their office as members of the relevant Acquired Companies’ board of directors, without prejudice to TOG’s right to bring any claim against the SELLERS according to this Agreement.

v)	TOG shall grant its written consent to Lipik Glas commitment to repay Lipk Glas’ outstanding debt towards Ianua S.p.A. amounting to Euro 3,175,000 in five annual equal installments the first of which falling due 12 month after Closing Date (and TOG undertakes to be jointly liable with Lipik Glas for such payment).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
Sellers shall indemnify and hold TOG harmless without limitation to Section 9.9 of this Agreement from any claim that any former shareholders of Finind and Isoclima may bring against TOG or any Acquired Companies in connection with any transaction provided for in this Agreement or connected therein. With regard to the Acquired Companies each SELLER, jointly and severally, represents and warrants to TOG as of the date of this Agreement and on the Closing Date, as follows (any delivery of items to TOG shall mean to TOG or its designated representatives or counsels):
3.1 ORGANIZATION AND GOOD STANDING
     Attachment 3.1 to this Agreement contains a complete and accurate list for the Acquired Companies of their names, their jurisdiction of incorporation and other jurisdictions in which they are authorized to do business. SELLERS represent and warrant that beside the ISOCLIMA Equity Participations and ISOCLIMA Minority Participations, there are no other companies or entities belonging to FININD or to ISOCLIMA other than the Excluded Assets. Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that each currently owns or uses. Each Acquired Company is duly qualified to do business as a corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except for such failures to qualify as could not reasonable be expected to have a material adverse effect on its business, assets, liabilities, prospects or financial or other condition.
3.2 AUTHORITY; NO CONFLICT
     (a) This Agreement constitutes the legal, valid, and binding obligation of SELLERS, enforceable against SELLERS in accordance with its terms. SELLERS have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and their respective Closing Documents and to perform their obligations under this Agreement and such Closing Documents delivered by SELLERS directly or through and Acquired Companies.
     In the event one or more SELLERS are married and have a joint patrimonial status with the relevant spouse, then said Seller shall cause to have his/her spouse to execute this Agreement, for the purpose of validly and legally transfer and endorse to TOG all relevant shares of FININD SHARES or ISOCLIMA SHARES.
     (b) Except as set forth in the Attachment 3.2.b to this Agreement, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):
          (i) contravene, conflict with or result in a violation or breach of (A) any provision of the Organizational Documents of any Acquired Company, (B) any resolution adopted by the board of directors or the shareholders of any Acquired Company, (C) any Legal Requirement or any order to which SELLERS or any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject, (D) any governmental authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company, or (E) any Contract as set forth in the Attachment 3.2 to this Agreement or other material Contract to which SELLERS or any Acquired Company is a party or by which SELLERS or any Acquired Company or their assets are bound or affected; or

          (ii) result in the imposition or creation of any Encumbrance upon or with respect to the FININD SHARES or ISOCLIMA SHARES or any of the assets owned or used by any Acquired Companies.
     (c) Except as set forth in the Attachment 3.2 to this Agreement, no license, franchise, permit or other similar authorization held by any Acquired Company will be terminated or impaired as a result of the transactions contemplated by this Agreement.
     Except as set forth in the Attachment 3.2 to this Agreement, none of the SELLERS nor any Acquired Company are or will be required to give any notice to or obtain any consent from any Person (including any Governmental Entity or official) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby (SELLERS Required Consent).
3.3 CAPITALIZATION; ACQUIRED COMPANIES SHARES OR QUOTAS
     Attachment 3.3 to this Agreement contains the following information with respect to the Acquired Companies: their capital, Contracts relating to the issuance, sale or transfer of any equity participation of any equity security other than contracts by which SELLERS have purchased shares from former shareholders; and resolutions regarding capital increases. None of the outstanding equity securities or other securities of any of the Acquired Companies were issued in violation of any securities law, or any other material Legal Requirement.
3.4 FINANCIAL STATEMENTS
     (a) For purposes of this Agreement: “Financial Statements” shall mean the consolidated and consolidating balance sheet of FININD and ISOCLIMA dated as of December 31, 2007, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the year then ended, and the audited consolidated and consolidating balance sheet of Lipik Glas dated as of December 31, 2007 and the consolidated and consolidating income statement for the year then ended;
     (b) The Financial Statements (including any notes thereto), which are incorporated herein by reference, (i) have been prepared in accordance with the generally accepted accounting principles applicable in each relevant country and applied on a basis consistent with that of preceding accounting periods, (ii) fully reflect all liabilities and contingent liabilities of the Acquired Companies required to be reflected therein on such basis as at the date thereof, and (iii) fairly present the financial position of the Acquired Companies as of the respective dates of the balance sheets included in the Financial Statements and the results of its operations for the respective periods indicated;
     (c) From the date of execution of this Agreement until Closing, SELLERS will do their best to grant TOG any information relating to all books and financial records of the Acquired Companies.

3.5 BOOKS AND RECORDS
     Except as set forth in this Agreement, the books of account, corporate books, (shareholders’ meetings book, Board of Directors’ meeting book, shareholders’ book) and in general all other books and records of the Acquired Companies, all of which have been made available to TOG, are complete and correct in all material respects and have been maintained in accordance with the generally accepted accounting principles applicable in each relevant country and sound business practices, as applicable. Except as set forth herein, the minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the respective Acquired Companies. At the Closing, all of those books and records will be in the possession of the SELLERS and delivered to TOG.
3.6 TITLE TO PROPERTIES; ENCUMBRANCES
Attachment 3.6 to this Agreement contains a complete and accurate list of all real property, leaseholds or other interests therein used or useable by the Acquired Companies. SELLERS have made available or shall make available by July 15, 2008 to TOG true, correct and complete copies of the deeds and other instruments by which each Acquired Company acquired such real property and interests, and true, correct and complete copies of all title insurance policies, environmental audits and surveys in the possession of SELLERS or such Acquired Company and relating to such real property or interests. Attachment 3.6 to this Agreement also contains a complete and accurate list of all licensed vehicles owned (or leased is so specified) by each Acquired Company and the fixed assets used in the business of each Acquired Company and carried on its books for tax purposes. Except as set forth in Attachment 3.6 to this Agreement, each Acquired Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets located in the facilities owned or operated by the Acquired Companies which are reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Financial Statements. Attachment 3.6 to this Agreement contains a complete list of all Encumbrances burdening real properties reflected in the Financial Statements.
3.7 CONDITION OF ASSETS
     To the Knowledge of the two major shareholders among the SELLERS, the buildings, vehicles, equipment and systems owned, leased or otherwise used by the Acquired Companies are structurally sound, are in good operating condition and repair (subject to normal wear and tear).
3.8 INVENTORY
     All items included as inventory in the Financial Statements — and which have not been sold prior to this Agreement in the ordinary course of business of any Acquired Company, including Ianua’s project for the float glass plant — consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of the business except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting books and records of FININD and ISOCLIMA. The Financial Statements do not count as inventory, any item of inventory not owned by any Acquired Company, including goods already sold. Inventory now on hand that was purchased after the date of the Financial Statements were purchased in the ordinary course of business of each Acquired Company at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of each Acquired Company.
3.9 ACCOUNTS RECEIVABLE
     All accounts receivable of the Acquired Companies that are reflected on the Financial Statements or on the accounts receivable ledger of any Acquired Company as of the Closing Date (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed by Acquired Companies in the ordinary course of business. The Accounts Receivable are current and are collectible, subject only to consistently recorded reserves for bad debt established as of the Closing Date in a manner consistent with past practice.
TOG will be entitled to enforce this warranty of the SELLERS with regard to Accounts Receivable only upon expiration of 180 days from maturity date of each Account Receivable. Should TOG decide to enforce this warranty against the SELLERS, the relevant Accounts Receivable will have to be transferred to the SELLERS, who will be entitled to sue the relevant debtors unless differently instructed by TOG for commercial reasons, in this latter case TOG shall not enforce this warranty against SELLERS.
As of the date of this Agreement, there has been no contest or claim, nor is there any right of set-off under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. SELLERS have made available to TOG a complete and accurate list of all accounts receivable of each Acquired Company as of December 31, 2007, which list sets forth the aging of such accounts receivable.
3.10 NO UNDISCLOSED LIABILITIES
     Except as set forth in Attachment 3.10 to this Agreement, none of the Acquired Companies has any liabilities or obligations of any nature (whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, liquidated or unliquidated, incurred or consequential, due or to become due, or not required under the generally accepted accounting principles applicable in each respective country to be recorded on the financial statements of such Person) except for (a) liabilities or obligations reflected or reserved against in the Financial Statements; (b) current liabilities incurred since December 31, 2007, in the ordinary course of business.
3.11 TAXES
     (a) Except as set forth in Attachment 3.11 to this Agreement, each of the Acquired

Companies has properly and timely filed all federal (if applicable), state and local tax returns and have paid all taxes, assessments and penalties due and payable on such returns. All such tax returns were correct in all respects as filed, and no claims have been assessed with respect to such returns. The provisions made for taxes on the consolidated balance sheets of FININD and ISOCLIMA included in the Financial Statements are sufficient in all respects for the payment of all taxes whether disputed or not that are due or are hereafter found to have been due with respect to the conduct of the business of FININD and ISOCLIMA on a consolidated basis up to and through the date of such Financial Statements. There are no present disputes as to taxes of any nature payable by the Acquired Companies, nor any tax liens whether existing or inchoate on any of the assets of the Acquired Companies, except for current year taxes not presently due and payable. The federal (if applicable) income tax returns of the Acquired Companies have never been audited. Except as set forth in Attachment 3.11 to this Agreement, no foreign, state, county or local tax audit is currently in progress The Acquired Companies has not waived the expiration of the statute of limitations with respect to any tax returns.
     (b) Except as set forth in Attachment 3.11 to this Agreement, each Acquired Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
3.12 NO MATERIAL ADVERSE CHANGE
     Except as set forth in Attachment 3.12 to this Agreement (sale of 20 Ianua’s S.p.A. shares and of the building located in Este, to Ianua S.p.A, capital increase in Isoclima, Finind and Lipik), since December 31, 2007, to the Knowledge of the two major shareholders among the SELLERS, there has not been any material adverse change in the business, operations, properties, assets or condition of the Acquired Companies, and no event has occurred or circumstance exists that may result in such a material adverse change, except any change resulting from (a) general economic conditions or industry conditions that does not affect such Acquired Company, (b) the announcement of the transactions contemplated by this Agreement and the performance of the obligations of the parties under this Agreement, or (c) any action permitted by this Agreement. Except as set forth in Attachment 3.12 to this Agreement, as of the date of this Agreement, SELLERS have not received written or oral communication from any Person that either (i) the announcement of the transactions contemplated by this Agreement and the performance of the obligations of the parties under this Agreement will have a material adverse effect on the business, operations, properties, assets, liabilities or condition of any Acquired Company or (ii) there is any actual or proposed change in any Legal Requirements that will have a material adverse effect on the business, operations, properties, prospects, assets, liabilities or condition of any Acquired Company.
3.13 EMPLOYEE BENEFITS
     (a) Except as set forth in Attachment 3.13 to this Agreement, no Acquired Company or any corporation or business which is now or at the relevant time was a member of a controlled group of companies or trades or businesses including the Acquired Companies, within the meaning of Section 414 of the Code and/or the meaning of article 2359 of the Italian Civil Code

(“Related Company”), maintains, contributes to or has any liability under, or at any time maintained, contributed to or had any liability under, nor do the employees of any Acquired Company or any Related Company receive or expect to receive as a condition of employment (i) any non-qualified deferred compensation or retirement plans or arrangements; (ii) any defined contribution retirement plans or arrangements; (iii) any qualified defined benefit pension plan; (iv) save for what expressly set forth by the relevant Italian law, any other plan, program, agreement or arrangement under which former employees of any Acquired Company or their beneficiaries are entitled, or current employees of any Acquired Company will be entitled following termination of employment, to medical, health or life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or (v) any other employee benefit, health, welfare, medical, disability, life insurance, severance pay, stock, stock purchase or stock option plan, program, agreement, arrangement or policy. All such plans shall be referred to individually as a “Plan” and collectively as “Plans,” and any such plans which are employee pension benefit plans shall be referred to as “Pension Plans” and any such plans which are employee welfare benefit plans shall be referred to as “Welfare Plans.”
     (b) SELLERS have made available to TOG true, complete and correct copies of (i) the Plan documents and any related trusts or funding vehicles, policies or contracts and the related summary plan descriptions with respect to each of the Plans; (ii) the most recent Tax Authority’s determination letter, if any; (iii) the latest financial statements and annual reports for each of the Plans and related trusts as of the end of the most recent plan year with respect to which the filing date for such information has passed, if any; and (iv) all corporate resolutions or other documents pertaining to the appointment of any fiduciaries thereunder and copies of any investment management agreement thereunder and of any fiduciary insurance policies, surety bonds, rules, regulations or policies, of the trustees or of any committee thereunder.
     (c) Each Plan complies in all material respects with the competent applicable rules and regulations for each Acquired Company and all other applicable laws and administrative or government rules or regulations. All required reports, notices and descriptions with respect to the Plans have been appropriately filed or distributed and all required surety bonds have been properly purchased and maintained. The cost of administering the Plans, including fees for the trustees and other service providers which are customarily paid by the Acquired Companies, have been paid on a timely basis. There are no actions, suits or claims pending or to the Knowledge of SELLERS threatened with respect to any Plan. Each Plan has been operated in compliance with its terms. The Acquired Companies have complied in all material respects with the health care continuation requirements of the competent applicable rules and regulations for each Acquired Company.
     (d) With respect to all Pension Plans of Acquired Companies and any qualified employee pension benefit plan, all required contributions for all plan years ending prior to the date hereof that are required to be made have been made. Contributions with respect to all current plan years have been made or accrued prior to the date hereof by the Acquired Companies in accordance with the terms of the Plan and past practice, with respect to each Pension Plan which is a qualified defined contribution plan. With respect to all other Plans, all required or recommended (in accordance with Plan terms and past practice) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the date hereof have been made or properly accrued on the financial statements. All of the Welfare Plans are fully insured. There have been no changes in the operation or interpretation of any of the Plans since the most recent annual report which would have any material effect on the cost of operating or maintaining such Plans.
3.14 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS
     (a) Except as set forth in Attachment 3.14 to this Agreement, each Acquired Company is in compliance with all Legal Requirements affecting the business or operations of such Acquired Company, including, without limitation, federal, (if applicable) state and local (i) Environmental Laws; (ii) any kickback, procurement integrity, contingent fee, gratuities to government officials, customs, export control, foreign trade and foreign corrupt practices laws, securities (including all rules and regulations relating to protection of classified information and retention of facility and personnel security clearances), or any order, decree or judgment of any Governmental Entity having jurisdiction over any Acquired Company; (iii) Occupational Safety and Health Laws; (iv) securities laws, rules and regulations.
Without prejudice to the above representation and warranty, except as set forth in Attachment 3.14 to this Agreement, SELLERS further represent and warrant that all the Acquired Companies have always and fully complied with all laws and regulations, both Italian and EU, in the matter of health and safety of workers and work site, including D. Lgs. 626/94 as amended and Law of August 3, 2007, n. 123, as well as any law and regulation, Italian and EU, for prevention of injuries and casualties (“antinfortunistica” and “prevenzionale”), for fire prevention (“antincendio”) and in matter of the specific processes carried out in the site and in connection with the specific substances, materials and products processed, and have always and fully adopted all prevention measures and specific devices (misure di prevenzione e dispositivi individuali) required by any of the aforesaid laws and regulations (all such laws and regulations referred to as “Health and Safety Legislation”).
SELLERS shall hold TOG and/or Acquired Companies harmless from any consequences which may derive from any proceeding in which non compliance with Health and Safety Legislation by any of the aforesaid companies might be alleged.
It is however understood that TOG shall have the right to enforce this warranty only in the event that any violation of any Health and Safety Legislation is assessed by any competent Authority. No Acquired Company has been charged with violating, or to the Knowledge of the two major shareholders among the SELLERS, threatened with a charge of violating, or, to the Knowledge of the two major shareholders among the SELLERS, is any Acquired Company under investigation with respect to a possible violation of, any provision of any Legal Requirement relating to any of their assets or properties or any aspect of their business.
     (b) Each Acquired Company has obtained all material regulatory approvals from third parties and, to the Knowledge of the two major shareholders among the SELLERS, each Acquired Company has obtained all necessary regulatory approvals, from any foreign regulatory bodies related to the products or services sold by such Acquired Company.
     (c) Attachment 3.14 (c) to this Agreement contains a complete and accurate list of each material governmental authorization, license or permit that is held by each Acquired Company and required for the conduct of its business or ownership of its assets. Each such governmental authorization is valid and in full force and effect, and will continue to be valid and in full force and effect after the Closing.
     (d) The execution, delivery and performance by SELLERS of this Agreement and the consummation of the transactions contemplated by this Agreement by SELLERS require no action by or in respect of, or filing with, any Governmental Entity.
3.15 LEGAL PROCEEDINGS
     (a) Except as set forth in Attachment 3.15 to this Agreement there are no pending claim, action, investigation, arbitration, litigation or other proceeding of any nature and kind that are not covered by the relevant insurance policies, (“Proceeding”), and:
          (i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the shares/quotas of the Acquired Companies or any of the assets owned or used by, the Acquired Companies; or
          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.
     (b) To the Knowledge of the two major shareholders among the SELLERS, except as set forth in Attachment 3.15 to this Agreement (i) no such Proceeding has been threatened and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.
3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS
     Except as set forth in Attachment 3.16 to this Agreement, since January 1, 2008, the Acquired Companies have conducted their businesses in a manner consistent with past practices and that does not materially and adversely affect the properties, assets, business, financial condition of the Acquired Companies, and there has not been any:
     (a) declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock of any Acquired Company;
     (b) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee not consistent with past practices except for amounts accrued and reflected in the Financial Statements or execution of any employment, severance, or similar Contract with any director, officer, or employee;
     (c) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of any Acquired Company not consistent with past practices;

     (d) damage to or destruction or loss of any material asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Acquired Companies, taken as a whole;
     (e) any agreement or arrangement made between or among any Acquired Company and any of the SELLERS;
     (f) sale, lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company not consistent with past practices;
     (g) cancellation or waiver of any claims or rights with a value to any Acquired Company outside the ordinary course of business consistent with past practices;
     (h) material change in the accounting methods used by any Acquired Company; or
     (i) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.
3.17 CONTRACTS; NO DEFAULTS
     (a) SELLERS have made available or shall make available by July 15, 2008, to TOG at Acquired Companies’ Premises true, complete and correct copies, of the following documents, it being understood that any missing Contract does not materially and adversely affect the business of the Acquired Companies:
          (i) each Contract that involves performance of services or delivery of goods or materials by any Acquired Company of an amount or value in excess of Euro 100,000.00 each;
          (ii) each lease, license, and other Contract affecting any leasehold or other interest in, any real or personal property that involves the payment by or to any Acquired Company in excess of Euro 100,000.00;
          (iii) each licensing agreement or other Contract of any Acquired Company with respect to any Intellectual Property Asset, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any Intellectual Property Asset;
          (iv) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees and any Acquired Company;
          (v) each employment Contract between any Acquired Company with an employee, agent, consultant and/or manager of such Acquired Company;
          (vi) each joint venture, partnership, and other Contract involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;
          (vii) each Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or either of the SELLERS or limit the discretion of any Acquired Company or either of the SELLERS to engage in any line of business or to compete with any Person;
          (viii) any plan or commitment or arrangement of any Acquired Company, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit sharing or the like;
          (ix) indebtedness for borrowed money by any Acquired Company;
          (x) each power of attorney that is currently effective and outstanding with any Acquired Company;
          (xi) each Contract for capital expenditures with any Acquired Company, in excess of Euro100,000.00;
          (xii) each Government Contract;
          (xiii) each Contract whereby any individual purports to release or hold harmless any Acquired Company from any claims; and
          (xiv) any other Contract or commitment which calls for the expenditure by any Acquired Company in any twelve (12) month period of at least Euro 100,000.00.
     (b) Except as set forth in Attachment 3.17 to this Agreement, none of the SELLERS has acquired nor has rights to acquire any rights under, and neither of the SELLERS has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and
     (c) Except as set forth in Attachment 3.17 to this Agreement, to the Knowledge of the two major shareholders among the SELLERS, each Contract identified or required to be identified in Attachment 3.16 to this Agreement is in full force and effect and is valid and enforceable in accordance with its terms.
     (d) Except as set forth in Attachment 3.17 to this Agreement:
          (i) each Acquired Company is in compliance with all material applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by any Acquired Company is or was bound;
          (ii) to the Knowledge of the two major shareholders among the SELLERS, each other person that has any obligation or liability under any Contract under which an Acquired

Company has any material rights is in full compliance in all material respects with all applicable terms and requirements of such Contract; and
          (iii) no event has occurred or, to the Knowledge of the two major shareholders among the SELLERS, circumstance exists that (with or without notice or lapse of time) may result in a violation or breach of any Contract.
3.18 GOVERNMENT CONTRACTING.
     (a) Except as set forth in Attachment 3.18 to this Agreement, there are (i) no outstanding claims against any Acquired Company, either by any Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract, and (ii) no disputes between any Acquired Company and any Governmental Entity or between any Acquired Company and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract. Except as set forth in Attachment 3.18 to this Agreement, to the Knowledge of the two major shareholders among the SELLERS there are no facts that could reasonably be expected to result in a claim or dispute under clause (i) or (ii) of the immediately preceding sentence.
     (b) Each Acquired Company has submitted all required provisional bid labor and indirect rates through fiscal year 2007, and final indirect rates to the Competent Authority through fiscal year 2007. All such submissions are consistent with all government regulations cost accounting rules and regulations. No unallowable costs were contained therein.
     (c) Except as set forth in Attachment 3.18 to this Agreement, neither any Acquired Company nor, to the Knowledge of the two major shareholders among the SELLERS, any of their present employees, consultants or agents are (or during the last five (5) years has been) suspended or debarred from doing business with any Governmental Entity or are (or during such period was) the subject of a finding of non-responsibility or ineligibility for any Governmental Entity.
     (d) Except as set forth in Attachment 3.18 to this Agreement, to the Knowledge of the two major shareholders among the SELLERS, no statement, representation or warranty made by any Acquired Company in any Government Contract, any government bid or any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to any Governmental Entity in connection with any Government Contract or government bid (i) contained on the date so furnished or submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading, or (ii) contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading, except where, in the case of both clauses (i) and (ii), any untrue statement or failure to state a fact would not have a material adverse effect on the business, operations, properties, prospects, assets, liabilities or condition of any Acquired Company.
     (e) Each Acquired Company, in conducting its business as it relates to Government

Contracts, is in material compliance with all government accounting principals and governing regulations. No unidentified unallowable costs exist on the books and records of each Acquired Company.
     (f) Except as set forth in Attachment 3.18 to this Agreement: (i) none of any Acquired Company’s employees, consultants or agents is (or during the last five (5) years has been) under administrative, civil or criminal investigation, indictment or request for information by any Governmental Entity relating to the performance of his or her duties to such Acquired Company; (ii) there is not pending any audit or investigation of any Acquired Company, its officers, employees or representatives nor within the last five (5) years has there been any audit or investigation of any Acquired Company or its officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; and (iii) during the last five (5) years, no Acquired Company has made any voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract. Except as set forth in Attachment 3.18 to this Agreement, no Acquired Company has had any irregularities, misstatements or omissions arising under or relating to any Government Contract that has led or is expected to lead to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.
3.19 INSURANCE
     Attachment 3.19 to this Agreement sets forth the premium payments of all the insurance policies of the Acquired Companies, which policies are now in full force and effect in accordance with their terms and expire on the dates shown on such policies. There has been no default in the payment of premiums on any of such policies, and, to the Knowledge of the two major shareholders among the SELLERS, there is (i) no ground for cancellation or avoidance of any such policies, or (ii) any material increase in the premiums thereof, or for reduction of the coverage provided thereby. Such policies insure the Acquired Companies in amounts and against losses and risks, in the reasonable opinion of SELLERS, normal and sufficient for businesses similar to that of the Acquired Companies, and, to the Knowledge of the two major shareholders among the SELLERS, such policies shall continue in full force and effect up to the expiration dates shown in such policies. True, complete and correct copies of all insurance policies have been previously made available to TOG.
3.20 ENVIRONMENTAL MATTERS
     As set forth in Attachment 3.20, and in the Attachment 3.7 related to the Facilities, to the Knowledge of the two major shareholders among the SELLERS, with respect to any situation that might adversely affect the Facilities owned or leased by the Acquired Companies, SELLERS represent and warrant as follows, it being understood that TOG shall have the right to enforce this warranty only in the event that any violation of an Environmental Law is assessed by any competent Authority :
     (a) Except as set forth in Attachment 3.20 to this Agreement, each Acquired Company is in full compliance with and is not in violation of or liable under, any applicable Environmental Law. Neither any of the SELLERS nor the Acquired Companies have any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any applicable Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets in which SELLERS or the Acquired Companies have had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, transferred, used, or processed by SELLERS, each Acquired Company, or any other Person for whose conduct they are or may be held responsible.
     (b) There are no pending or, to the Knowledge of the two major shareholders among the SELLERS, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any applicable Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets in which SELLERS or the Acquired Companies have or have had an interest.
     (c) To the Knowledge of the two major shareholders among the SELLERS, neither SELLERS nor the Acquired Companies have any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any inquiry, notice, order, or other communication that relates to Hazardous Activity, Hazardous Materials, or any violation or failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets in which SELLERS or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, transferred, used, or processed by SELLERS, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, or handled.
     (d) None of the SELLERS nor any Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets in which SELLERS or any Acquired Company (or any predecessor), has or had an interest, or at any property adjoining the Facilities or any such other property or assets.
     (e) There are no Hazardous Materials present on or in the Environment at the Facilities in violation of any applicable Environmental Law or to the Knowledge of the two major shareholders among the SELLERS at any adjoining property. Neither of the SELLERS, the Acquired Companies, nor any other Person for whose conduct they are or may be held responsible, or to the Knowledge of the two major shareholders among the SELLERS any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets in which SELLERS or any Acquired Company has or had an interest except in full compliance with all applicable Environmental Laws.

     (f) There has been no release or, to the Knowledge of the two major shareholders among the SELLERS, threat of release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, transferred, produced, used, or processed from or by the Facilities, or from or by any other properties and assets in which SELLERS or any Acquired Company has or had an interest, or to the Knowledge of the two major shareholders among the SELLERS any adjoining property, whether by SELLERS, any Acquired Company or any other Person.
     (g) SELLERS prior to Closing have delivered to TOG true, complete and correct copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by SELLERS or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by SELLERS, the Acquired Companies or any other Person for whose conduct they are or may be held responsible, with applicable Environmental Laws, as per Attachment 3.20 to this Agreement.
3.21 EMPLOYEES
     (a) SELLERS shall make available to TOG at the Acquired Companies’ Premises a complete and accurate list of the following information for each employee of each Acquired Company: job title; current compensation; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Acquired Company’s pension, or other employee benefit plan of any nature.
     (b) To the knowledge of the two major shareholders among the SELLERS, no employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his/her duties as an employee, officer, or director of the Acquired Company, or (ii) the ability of the Acquired Company to conduct its business. To the Knowledge of the two major shareholders among the SELLERS, no director, officer or other key employee of any Acquired Company engaged by any Acquired Company intends to terminate his/her employment relationship with the Acquired Company.
3.22 LABOR RELATIONS
     No Acquired Company is a party to any collective bargaining or other labor Contract other than agreements with individual employees, agents, consultants and/or managers disclosed in the Attachment 3.22 to this Agreement. There is not pending or existing, and to the Knowledge of the two major shareholders among the SELLERS there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting any Acquired Company relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, organizational activity, or (c) other labor or employment dispute against or affecting any Acquired Company or the Premises.
     Except as set forth in Attachment 3.22 (e) to this Agreement, SELLERS represent and warrant that all employees, agents, consultants and other persons who have been employed or appointed or retained by the Acquired Companies were duly paid and do not have any claim or credit towards the relevant Acquired Company and that all social security contributions, duties, taxes, etc. related to such employments, appointments, retainers were duly paid.
3.23 INTELLECTUAL PROPERTY
     (a) Attachment 3.23 (a) to this Agreement contains a complete and accurate list of all Contracts relating to the Intellectual Property Assets to which each Acquired Company is a party or by which an Acquired Company is bound, it being understood to the extent that any possible misrepresentation does not materially and adversely affect the financial condition of the Acquired Companies.
     (b) The Intellectual Property Assets listed in Attachment 3.23 (a) to this Agreement together with those Intellectual Property Assets listed in Attachment 3.23 (b) to this Agreement are all those necessary for the operation of each Acquired Company’s business as currently conducted. Each Acquired Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets listed in Attachment 3.23 (a) to this Agreement, free and clear of all Encumbrances and except as set forth in Attachment 3.23(b) to this Agreement has the right to use without payment to a third party all of the Intellectual Property Assets.
     (c) Attachment 3.23 (c) to this Agreement contains a complete and accurate list of all Marks of each Acquired Company. Each Acquired Company is the owner of all right, title, and interest in and to each of the Marks free and clear of all Encumbrances. All Marks that have been registered with the competent patent and trademark offices are currently in compliance with all formal Legal Requirements and are valid and enforceable. To the Knowledge of the two major shareholders among the SELLERS, none of the Marks is infringed or has been challenged or threatened in any way, and none of the Marks used by an Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.
     (d) Attachment 3.23 (d) to this Agreement contains a complete and accurate list of all Copyrights of each Acquired Company. Each Acquired Company is the owner of all right, title, and interest in and to each of its Copyrights free and clear of all Encumbrances. All of their Copyrights have been registered and are currently in compliance with formal Legal Requirements and are valid and enforceable. To the Knowledge of the two major shareholders among the SELLERS, no Copyright is infringed or has been challenged or threatened in any way. To the Knowledge of the two major shareholders among the SELLERS, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.
     (e) Attachment 3.23 (e) to this Agreement contains a complete and accurate list of all Patents of each Acquired Company. Each Acquired Company is the owner of all right, title, and interest in and to each of its Patents free and clear of all Encumbrances. All of each Acquired Company’s Patents have been registered and are currently in compliance with formal Legal Requirements and are valid and enforceable. To the Knowledge of the two major shareholders among the SELLERS, no Patent is infringed or challenged or threatened in any way, unless otherwise provided for in Attachment 3.23(e) to this Agreement. To the Knowledge of the two major shareholders among the SELLERS, none of the subject matter of any of the Patents infringes or is alleged to infringe any patent of any third party.
     (f) Each Acquired Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. To the Knowledge of the two major shareholders among the SELLERS, no Acquired Company’s Trade Secrets are subject to any adverse claim or are challenged or threatened in any way.
     (g) Each Acquired Company is in material compliance with all licenses for all Standard Software.
3.24 CERTAIN PAYMENTS
     None of the SELLERS nor any Acquired Company nor, to the Knowledge of the two major shareholders among the SELLERS, any director, managers, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of and any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any affiliate of any Acquired Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of any Acquired Company.
3.25 RELATIONSHIPS WITH RELATED PERSONS
     Except as set forth in Attachment 3.25 to this Agreement, none of the SELLERS, nor any officer, manager, director or employee of any Acquired Company, nor any spouse or child of any of them (“Related Person”) has any interest in any property used in or pertaining to any Acquired Company’s businesses. Except as set forth in Attachment 3.25 to this Agreement, neither of the SELLERS nor any Related Person has owned an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings with any Acquired Company, or (ii) engaged in competition with any Acquired Company. Except as set forth in Attachment 3.25 to this Agreement, neither of the SELLERS nor any Related Person is a party to any Contract with, or has any claim or right against, any Acquired Company.
3.26 BROKERS OR FINDERS
     Except as set forth in Attachment 3.26 to this Agreement, none of the SELLERS nor any Acquired Company have incurred an obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
3.27 DEPOSIT ACCOUNTS

     Attachment 3.27 to this Agreement contains a complete and accurate list of (a) the name of each financial institution in which each Acquired Company has an account or safe deposit box, (b) the names in which each such account or box is held, (c) the type of such account, and (d) the name of each person authorized to draw on or have access to each such account or box.
3.28 CUSTOMER RELATIONSHIPS
     To the Knowledge of the two major shareholders among the SELLERS, there are no facts or circumstances that are likely to result in the loss of any customer of any Acquired Company or a material change in the relationship of the Acquired Company with such a customer, save as a consequence of the transaction contemplated hereto.
3.29 SECURITIES LAWS
     (a) SELLERS acknowledge that the TOG Stock has not been registered under the Securities Act, or under the securities law of any state, and that the issuance of the TOG Stock in connection with the Purchase Price is being made in reliance upon and in compliance with an exemption from registration provided by the Securities Act.
     (b) The shares of the TOG Stock are being issued for SELLERS’ own account and for investment and not with a view to or for resale in connection with any distribution or public offering of the TOG Stock within the meaning of the Securities Act and SELLERS have no agreement, understanding or arrangement to sell, assign or transfer any portion of the TOG Stock to any other person or entity.
     (c) SELLERS or their advisors have such knowledge and experience in financial and business matters that SELLERS are capable of evaluating the merits and risks of the purchase of the TOG Stock and expressly state and declare that under no circumstances they will have any action, claim or demand against TOG should TOG Stock result to have a lower value with respect to the TOG Initial Public Offering.
     (d) All documents, records, and books pertaining to TOG and the issuance of the TOG Stock in connection with the Purchase Price have been made and are available to SELLERS and representatives of SELLERS, and SELLERS have had an opportunity to ask questions of and receive answers from all persons related to TOG concerning TOG and the TOG Stock.
     (e) Neither TOG nor any person acting on its behalf has offered or sold the TOG Stock to SELLERS by, or used in connection with such offer or sale, any form of general solicitation or general advertising, including without limitation, any hand bills or any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.
     (f) To the Knowledge of the two major shareholders among the SELLERS, no commission, discount, or remuneration (excluding any legal, accounting, and printing fees) has been paid or given directly or indirectly in connection with the offer or sale of the TOG Stock or for soliciting SELLERS to accept the TOG Stock.
     (g) SELLERS will not offer, sell, transfer, assign, exchange or otherwise dispose of any of the TOG Stock at any time unless the shares of the TOG Stock are (i) registered under the Securities Act, or (ii) offered, sold or otherwise disposed of in compliance with an exemption from the registration requirements of the Securities Act (as evidenced by an opinion of counsel reasonably satisfactory to TOG that such an exemption is available to SELLERS).
     (h) SELLERS understand and agree that the certificates for the TOG Stock will bear a restrictive legend stating that transfer of the TOG Stock is prohibited except in accordance with the provisions of this Agreement and that TOG is entitled to refuse to register any transfer of the TOG Stock not made in accordance with the provisions of this Agreement.
3.30 DISCLOSURE
     (a) No representation or warranty of SELLERS in this Agreement and no statement in the Attachments to this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
     (b) To the Knowledge of the two major shareholders among the SELLERS, there is no fact that has specific application to SELLERS or the Acquired Companies (other than general economic or industry conditions) and that materially adversely affects materially threatens, the assets, business, prospects, financial condition, or results of operations of any Acquired Company (on a consolidated basis) that has not been set forth in this Agreement or its Attachments.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TOG
     TOG represents and warrants to SELLERS as of the date of this Agreement and as of the Closing Date as follows:
4.1 ORGANIZATION AND GOOD STANDING
     Attachment 4.1 contains a complete and accurate list of TOG‘s name, its jurisdiction of incorporation and other jurisdictions in which it is authorized to do business. TOG is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use its properties and assets that it currently owns or uses. TOG is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except for such failures to qualify as could not reasonable be expected to have a material adverse effect.

4.2 AUTHORITY; NO CONFLICT
     (a) This Agreement constitutes the legal, valid, and binding obligation of TOG, enforceable against TOG in accordance with its terms. TOG has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and its respective Closing Documents and to perform its obligations under this Agreement and such Closing Documents.
     (b) Except as set forth in Attachment 4.2 to this Agreement, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):
          (i) contravene, conflict with, or result in a violation or breach of (A) any provision of the Organizational Documents of TOG, (B) any resolution adopted by the board of directors or the shareholders of TOG, (C) any Legal Requirement or any order to which TOG, or any of the assets owned or used by TOG, may be subject, (D) any governmental authorization that is held by TOG or that otherwise relates to the business of, or any of the assets owned or used by, TOG, or (E) any Contract to which TOG is a party or by which TOG or its assets is bound or affected; or
          (ii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by TOG.
     (c) No license, franchise, permit or other similar authorization held by TOG will be terminated or impaired as a result of the transactions contemplated by this Agreement.
     Except as set forth on in Attachment 4.2 to this Agreement, TOG is not or will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby (such consents set forth in Attachment 4.2 to this Agreement, the “TOG Required Consents”.
4.3 CAPITALIZATION; TOG’S STOCK
     As of the date of this Agreement, TOG has authorized capital stock consisting of: (i) 966,000 shares of common stock with no par value per share, of which 15,010 shares are outstanding and held of record as of the date hereof as set forth in Attachment 4.3 to this Agreement, of which 60,945 shares are covered by options to purchase and of which no shares are held by TOG as treasury stock; (ii) 280,000 shares of Series A 3% Cumulative Participating Preferred Stock, of which 130,671 shares are outstanding and held of record as of the date hereof as set forth in Attachment 4.3 to this Agreement; and (iii) 315,000 shares of Series B 5% Cumulative Participating Preferred Stock, of which 312,890 shares are outstanding and held of record as of the date hereof as set forth in Attachment 4.3 to this Agreement. Effective as of the IPO, all of such Series A and Series B Preferred Shares shall be converted to shares of common stock of TOG in accordance with the terms and condition of the Organizational Documents of

TOG which have previously been delivered to SELLERS. All of the outstanding equity securities of TOG have been duly authorized and validly issued and are fully paid and nonassessable. As of the date of this Agreement, except as set forth in Attachment 4.3 to this Agreement, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of TOG except as described in this Section 4.3. None of the outstanding equity securities or other securities of TOG was issued in violation of the Securities Act or any other material Legal Requirement.
4.4 TOG FINANCIAL STATEMENTS
     (a) For purposes of this Agreement: “TOG Financial Statements” shall mean the audited consolidated balance sheet of TOG dated as of December 31, 2007, and the related statements of income, stockholders’ equity and cash flows for the year then ended.
     (b) The TOG Financial Statements, which are incorporated herein by reference, (i) have been prepared in accordance with GAAP applied on a basis consistent with past practice, (ii) fully reflect in all material respects all liabilities and contingent liabilities of TOG required to be reflected therein on such basis as at the date thereof, and (iii) fairly present in all material respects the financial position of TOG as of the respective dates of the balance sheets included in the TOG Financial Statements and the results of its operations for the respective periods indicated.
4.5 TOG STOCK
     The shares of TOG Stock when issued and delivered to SELLERS at the Closing will be duly authorized, validly issued, fully paid and non-assessable and, subject to compliance with SELLERS‘ representations contained in Section 3.29 of this Agreement, will be issued in compliance with all applicable Legal Requirements.
ARTICLE V
COVENANTS OF SELLERS
5.1 RESTRICTIVE COVENANT OF SELLERS
     (a) SELLERS acknowledge that TOG would not consummate the transactions contemplated by this Agreement without the assurance that SELLERS will not engage in the activities prohibited by this Section 5.1 as and for the period set forth below. In order to induce TOG to consummate the transactions contemplated by this Agreement, SELLERS, jointly and severally, agree to restrict their actions and activities throughout the countries in which the Acquired Companies are currently operating (the “Territory”) as provided in this Section 5.1. SELLERS acknowledge and agree that the restrictions in this Section 5.1 are reasonable in light of the benefits of the transactions contemplated by this Agreement to SELLERS.
     (b) SELLERS hereby covenant and agree that from the Closing Date through five (5) years following Closing Date, they will not in the Territory, directly or indirectly, engage in any business competitive to any Acquired Company or TOG.
     (c) SELLERS hereby covenant and agree that from the Closing Date through five (5) years following Closing, they will not induce or attempt to induce, in any manner, directly or indirectly, any employee, agent, representative, customer or any other person or concern dealing with or in any way associated with TOG or any of its affiliates to terminate or to modify, in any other fashion to the detriment of TOG or any of its affiliates, such association with TOG or any of its affiliates.
     (d) Each Seller acknowledges that, by reason of Seller’s association with each Acquired Company, Seller had access to confidential information which is owned by such Acquired Company, including, without limitation, information and knowledge pertaining to products, services, benefits, policies, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, advertising, marketing, distribution and sales methods, sales and profit figures, customer and client lists and relationships between such Acquired Company and regulators, sales representatives, distributors, customers, clients, business partners, suppliers and others who have business dealings with them (collectively, “Confidential Information”). Each Seller acknowledges that any information and materials received by any Acquired Company from third parties in confidence (or subject to nondisclosure or similar covenants) shall be deemed to be and shall be Confidential Information within the meaning of this Section 5.1(d). Each Seller further acknowledges that upon Closing such Confidential Information shall be a valuable and unique asset of such Acquired Company and TOG and its affiliates and each Seller covenants that for a period of five years after the Closing, such Seller will not disclose any Confidential Information to any third party without the prior written authorization of the Chief Executive Officer of TOG. The obligation of confidentiality imposed by this Section 5.1(d) shall not apply to Confidential Information that otherwise becomes generally known to the public through no act of any SELLERS in breach of this Agreement. If any person or authority makes a demand on a Seller purporting to legally compel him to divulge any Confidential Information, such Seller promptly shall give notice of the demand to TOG so that TOG may first assess whether to challenge the demand prior to Seller divulging such Confidential Information. Seller shall not divulge such Confidential Information until TOG has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any; and thereafter shall divulge only such Confidential Information which is legally required.
     (e) All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property Assets and other property delivered to or compiled by each Acquired Company shall be and remain the property of such Acquired Company, TOG and TOG‘s affiliates and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property Assets or future plans of each Acquired Company, TOG and TOG‘s affiliates that was collected by any of the SELLERS shall be delivered promptly to such Acquired Company without request by it on or before the Closing Date.
     (f) The parties hereto agree that the agreements of SELLERS contained in this Section 5.1 relate to matters of unique character and peculiar value impossible of replacement, that breach of such agreements by any of the SELLERS will cause TOG to suffer and incur irreparable injury, that the remedy at law for any breach of the agreements contained in this Section 5.1 will be inadequate and that TOG, in addition to any other relief available to it, shall be entitled to seek temporary restraining orders and preliminary and permanent injunctive relief or other equitable relief against such Seller without the necessity of proving actual damage or of providing bond so as to prevent a breach of any of the agreements contained in this Section 5.1 and to secure the enforcement thereof.
5.2 OPERATION OF THE BUSINESS
     From the date hereof until the Closing, SELLERS covenant and agree that the Acquired Companies shall:
          (a) maintain the corporate existence in good standing of each Acquired Company;
          (b) maintain the general character of the business of each Acquired Company;
          (c) use its commercially reasonable best efforts to maintain in effect all of each Acquired Company’s existing insurance coverage (or substantially equivalent insurance coverage), preserve each Acquired Company’s business organization substantially intact, keep the services of each Acquired Company’s present employees and preserve each Acquired Company’s present business relationships and goodwill, including with its suppliers, landlords, employees, creditors, agents and customers;
          (d) in all material respects conduct the business of each Acquired Company in the usual and ordinary manner consistent with past practice and objectives of providing for its long-term profit growth, including perform in all material respects all agreements or other obligations with banks, customers, creditors, landlords, agents, suppliers, employees and others;
          (e) inform TOG about any operational matters of a material nature;
          (f) provide TOG with a quarterly consolidated balance sheet and related consolidated statement of income of FININD and ISOCLIMA for each calendar month ending after the date of this Agreement no later than 45 days after the last day of such calendar month; provided, that all such balance sheets and statements of income shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding accounting period, except as otherwise noted therein and subject to normal recurring year-end adjustments and the absence of notes; provided, further, that all such balance sheets and statements of income shall fairly present in all material respects the financial position of FININD and ISOCLIMA as of the respective dates of such balance sheets and the results of its operations on a consolidated and consolidating basis for the respective periods indicated;
          (g) the Parties shall agree upon a regular reporting on the status of the business, operations and financial condition of each Acquired Company; (h) From the date of this Agreement through the Closing Date, SELLERS shall notify TOG in writing in the event that any SELLER receive written or oral communication from any Person that either (i) the announcement of the transactions contemplated by this Agreement and the performance of the obligations of the parties under this Agreement will have a material adverse effect on the business, operations, properties, prospects, assets, liabilities or condition of any Acquired Company or (ii) there are any actual or proposed change in any Legal Requirements that will have a material adverse effect on the business, operations, properties, prospects, assets, liabilities or condition of any Acquired Company; and
     (i) promptly notify TOG of any emergency or other material change in the ordinary course of any Acquired Company’s business, operations or financial condition, and of any written or oral complaints, investigations or hearings (or written or oral communications indicating that the same may be contemplated) of any Governmental Entity concerning any Acquired Company or any of its properties.
5.3 NEGATIVE COVENANT
     From the date hereof until the Closing Date, without the prior written consent of TOG — that would not be unreasonably withheld or delayed — or as otherwise expressly provided for in this Agreement, FININD and ISOCLIMA shall not, and SELLERS shall cause FININD and ISOCLIMA and each Acquired Company not to:
     (a) amend or otherwise modify the Organizational Documents of any Acquired Company;
     (b) mortgage, pledge or grant any Encumbrance in any of any Acquired Company’s assets, with the exception of those listed in Attachment 3.6, provided that additional mortgages will be registered on the Acquired Companies’ assets as a guarantee for the repayment of any existing overdue debt;
     (c) increase the compensation of, or pay or obligate any Acquired Company to pay any bonuses to, any Acquired Company’s directors, officers, members, managers, shareholders, or employees, except for amounts accrued as of and reflected in the Financial Statements, or as set forth in the FININD and ISOCLIMA 2008 Budget if available unless the action is consistent with past practice or ordinary course of business;
     (d) declare or pay any dividends, other than distributions required to permit SELLERS to pay state income taxes at the highest federal, state and local income tax rates on their pro rata share of FININD and ISOCLIMA taxable income for 2007;
     (e) adopt or (except as otherwise required by law) amend, or increase the benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of any Acquired Company;
     (f) enter into any collective bargaining agreement, except for the bargaining agreement related to any of the Acquired Companies’ employees (“contratto integrativo aziendale”) which shall be negotiated by the SELLERS in accordance with local practice, of which negotiations SELLERS shall keep TOG informed;

     (g) terminate or modify any Contract except in the ordinary course of business consistent with past practice ;
     (h) except for borrowings in the ordinary course under FININD and ISOCLIMA credit facility in existence at the date of this Agreement, incur or assume any indebtedness for borrowed money or guarantee any obligation of any Person;
     (i) incur or assume any obligation to make or pay for any capital expenditures except in the ordinary course of business consistent with past practice ;
     (j) sell, transfer, lease to others or otherwise dispose of any material Acquired Company’s properties or assets, except in the ordinary course of business consistent with past practice;
     (k) enter into any other Contracts, except Contracts providing for the payment or receipt of consideration or the performance of obligations except in the ordinary course of business consistent with past practice;
     (l) permit or cause any change in any Acquired Company’s authorized or issued capital stock; grant any stock option or right to purchase any shares of capital stock of any Acquired Company; issue any security convertible into such capital stock; grant any registration rights; purchase, redeem, retire, or otherwise acquire any shares of any Acquired Company’s capital stock;
     (m) enter into any employment, severance, or similar Contract with any director, officer or employee not terminable, subject to the provisions set forth by the law, at will by any Acquired Company, unless the action is consistent with past practice or normal course of business;
     (n) enter into any Contract between any Acquired Company and any of SELLERS;
     (o) cancel or waive any claims or rights with a value to any Acquired Company except in the ordinary course of business consistent with past practice;
     (p) change materially any accounting methodology used by any Acquired Company;
     (q) make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, or enter into any similar transaction, or enter into an agreement to effect any of the foregoing (other than purchases and sales of inventory by each Acquired Company in the ordinary course of business) provided that SELLERS shall be entitled to carry out the necessary actions to take out the Excluded Assets; or
     (r) enter into any commitment, whether written or oral, to do any of the foregoing.
5.4 CONSENTS AND APPROVALS
     SELLERS shall use their commercially reasonable best efforts to obtain as promptly as practicable all SELLERS’ Required Consents.
5.5 BEST EFFORTS TO SATISFY CONDITIONS
     SELLERS shall use their commercially reasonable best efforts between the date of this Agreement and the Closing Date to cooperate with TOG for purposes of satisfying the conditions set forth in Attachment 5.5 to this Agreement that are within the control of SELLERS or any Acquired Company.
5.6 NOTIFICATION OF CERTAIN MATTERS
     SELLERS shall promptly notify TOG of (a) the occurrence or non-occurrence of any fact or event to the Knowledge of the two major shareholders of the SELLERS which would be reasonably likely (i) to cause any representation or warranty of SELLERS contained in this Agreement to be untrue or inaccurate in any material respect (except for individual representations and warranties with materiality qualifiers, in which case would be untrue or inaccurate in any respect) at any time from the date hereof to the Closing Date, unless such fact or event is expressly permitted pursuant to this Agreement, or (ii) to cause any covenant, condition or agreement of SELLERS in this Agreement not to be complied with or satisfied in any material respect and (b) any failure of SELLERS to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in any material respect; provided, however, that no such notification shall affect the representations or warranties of SELLERS, or the right of TOG to rely thereon, or the conditions to the obligations of TOG. SELLERS shall give prompt written notice to TOG, in any event within ten (10) days following receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.
5.7 NO NEGOTIATION
     From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 10.1(f), SELLERS shall not, and shall cause every Acquired Company’s employees, representatives and agents not to, solicit or entertain an offer from, engage in discussions or otherwise negotiate with, or provide information to, any Person other than TOG with respect to a merger, share exchange, consolidation, business combination or similar transaction involving, or any purchase or sale of all or any significant portion of, the assets or any interest in any Acquired Company (collectively a “Competing Offer”). SELLERS shall immediately notify TOG of any attempt by any third party to pursue a Competing Offer.
5.8 REQUIRED APPROVALS; SEC FORM S-1
     As soon as practicable following the date of this Agreement, SELLERS will cause each Acquired Company to make all filings required by Legal Requirements and Governmental Entities to be made by such Acquired Company in order to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date,

SELLERS will cause FININD and ISOCLIMA to provide the Financial Statements and the financial statements and other information concerning any Acquired Company as TOG may reasonable request:
     (a) in order to permit TOG to cause Deloitte & Touche LLP to audit within ... the Financial Statements and to describe the business and operations of FININD and ISOCLIMA in the S-1 and otherwise comply with the disclosure obligations of TOG in the S-1; and
     (b) with respect to all other filings that TOG elects to make or is required by Legal Requirements and Governmental Entities to make in connection with the transactions contemplated hereunder;
provided, that in each such case that neither FININD and ISOCLIMA nor SELLERS shall be responsible for drafting any such disclosure or preparing any such report, or have any legal responsibility for the accuracy or completeness of any such disclosure or report, except if SELLERS or any representatives of any Acquired Company knowingly provide TOG with incorrect information.
5.9 ACCESS AND INVESTIGATION
     Between the date of this Agreement and the Closing Date, SELLERS shall set up a point of contact with the appropriate employees, directors, officers and representatives of each Acquired Company, in order to (a) afford an organized access by TOG team to each Acquired Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish TOG team with copies of all such contracts, books and records, and other existing documents and data as TOG may reasonably request, and (c) furnish TOG team with such additional financial, operating, and other data and information as TOG may reasonably request.
5.10 REPRESENTATIONS AND WARRANTIES
     SELLERS shall deliver to TOG on the Pricing Date a certificate stating that each of the representations and warranties of SELLERS is true and complete in all material respects as of the Pricing Date (except for individual representations and warranties with materiality qualifiers, which shall be true and correct in all respects), without giving effect to any supplement to the Attachments to this Agreement.
5.11 TRANSFER OF EXCLUDED ASSETS
     On or prior to Closing Date, SELLERS shall cause the Acquired Companies to transfer all of the Excluded Assets to a third party, including SELLERS. In connection with such transfer, no Acquired Company shall have any contingent liability of any sort relating to the Excluded Assets, including, but not limited to, liability relating to any representations, warranties or covenants made to the transferee(s) relating to the Excluded Assets.
ARTICLE VI
COVENANTS OF TOG

     TOG hereby covenants and agrees as follows:
6.1 CONSENTS AND APPROVALS
     TOG shall use its commercially reasonable best efforts to obtain as promptly as practicable all TOG Required Consents.
6.2 BEST EFFORTS TO SATISFY CONDITIONS
     TOG shall use its commercially reasonable best efforts between the date of this Agreement and the Closing Date to cooperate with SELLERS, FININD and ISOCLIMA for purposes of satisfying the conditions set forth in this Agreement that are within the control of TOG.
6.3 NOTIFICATION OF CERTAIN MATTERS
     TOG shall promptly notify SELLERS of (a) the occurrence or non-occurrence of any fact or event known by TOG which would be reasonably likely (i) to cause any representation or warranty of TOG contained in this Agreement to be untrue or inaccurate in any material respect (except for individual representations and warranties with materiality qualifiers, in which case would be untrue or inaccurate in any respect) at any time from the date hereof to the Closing Date, unless such fact or event is expressly permitted pursuant to this Agreement, or (ii) to cause any covenant, condition or agreement of TOG in this Agreement not to be complied with or satisfied in any material respect and (b) any failure of TOG to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of TOG, or SELLERS’ right to rely thereon, or the conditions to the obligations of SELLERS. TOG shall give prompt notice to SELLERS of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.
6.4 REQUIRED APPROVALS; SEC FORM S-1
     As soon as practicable following the date of this Agreement, TOG will make all filings required by Legal Requirements and Governmental Entities to be made by TOG in order to consummate the transactions contemplated by this Agreement. TOG shall use its commercially reasonable best efforts to:
     (a) file the S-1 on or about August 15, 2008, subject to the receipt by TOG of all audited financial statements deemed necessary by Deloitte & Touche LLP for the filing of the S-1;
     (b) cause the S-1 to be declared effective promptly thereafter; and
     (c) consummate the IPO as soon as practicable thereafter.
6.5 REPRESENTATIONS AND WARRANTIES

     TOG shall deliver to SELLERS on the date of the Pricing Date a certificate stating that each of the representations and warranties of TOG is true and complete in all material respects as of the Pricing Date (except for individual representations and warranties with materiality qualifiers, which shall be true and correct in all respects), without giving effect to any supplement to the Attachments to this Agreement.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF TOG
     The obligations of TOG to purchase the FININD SHARES and the ISOCLIMA SHARES and to take the other actions required to be taken by TOG at the Closing are subject to the satisfaction of each of the following conditions:
7.1 REPRESENTATIONS AND WARRANTIES TRUE; COVENANTS AND OBLIGATIONS PERFORMED
     (a) Each of the representations and warranties of SELLERS shall have been true and complete when made and shall be true and complete in all material respects as of the Closing Date (except for individual representations and warranties with materiality qualifiers, which shall be true and correct in all respects), with the same force and effect as though such representations and warranties had been made at the Closing Date.
     (b) SELLERS shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with under this Agreement prior to or at the Closing Date (considered collectively), and shall have performed and complied in all material respects with each of these covenants, agreements and obligations (considered individually).
     (c) Each of the following documents must have been delivered to TOG at or prior to the Closing:
          (i) all documents set forth in Section 2.4(a) of this Agreement;
          (ii) an opinion of Avv. Alessandro Polettini, dated the Closing Date, in the form mutually agreed upon with TOG; and
          (iii) such certificates and other documents as TOG may reasonably request pursuant to the Due Diligence activities carried out by TOG for the purpose of (x) evidencing the satisfaction of any condition referred to in this Article VII, or (y) otherwise facilitating the consummation and performance of any of the transactions contemplated under this Agreement.
     (d) The closing of the IPO and receipt by TOG of the proceeds for the IPO shares of TOG Stock from the underwriters, regardless as to whether such proceeds shall be sufficient for the payment of the Closing Purchase Price.

7.2 NO PROHIBITION
     Neither the consummation nor the performance of any of the transactions contemplated by this Agreement shall, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause TOG to suffer any material adverse consequence under, any applicable Legal Requirement or Order.
7.3 REQUIRED CONSENTS
     All SELLERS Required Consents shall have been received and shall be in full force and effect on or prior to the Closing Date.
7.4 NO ACTION
     There shall not be any pending action or proceeding, or threatened action or proceeding by any Governmental Entity, in either case by or before any Governmental Entity (a) challenging the acquisition of the FININD SHARES and the ISOCLIMA SHARES (including any claims by any Person asserting that such Person is the beneficial owner of, or has the right to acquire or obtain from SELLERS, beneficial ownership of, the FININD SHARES and the ISOCLIMA SHARES or any other equity securities of any Acquired Company) or seeking to obtain material damages as a result thereof, (b) seeking to prohibit TOG’s ownership or operation of all or a material portion of any Acquired Company or any Acquired Company’s business or assets or to compel TOG to dispose of or hold separate all or a material portion of any Acquired Company’s business or assets, (c) which reasonably could be expected to impose material limitations on TOG’s ability to effectively hold, or to exercise full rights of ownership of, any Acquired Company or any of any Acquired Company’s assets, (d) seeking damages or other relief in connection with, or otherwise interfere with, the transactions contemplated by this Agreement, or (e) which reasonably could otherwise materially adversely affect any Acquired Company.
7.5 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS
     There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital stock of, or any voting, equity or ownership interest in any Acquired Company, or (b) is entitled to all or any portion of the Purchase Price payable for the FININD SHARES and the ISOCLIMA SHARES.
7.6 LIEN STATEMENTS
     SELLERS shall cause the legal representative of FININD and ISOCLIMA to provide a written certification to TOG that no Acquired Company has any outstanding indebtedness for borrowed money as of the Closing other than the indebtedness set forth in the Attachment 7.6 to this Agreement. .
7.7 ASSIGNED INTELLECTUAL PROPERTY
     Any Intellectual Property Assets used or developed by any Acquired Company but owned by any of the SELLERS shall have been transferred and assigned on or prior to the Closing Date to FININD and ISOCLIMA under terms providing that there shall be no further cost to any Acquired Company for such Intellectual Property Assets.
7.8 DUE DILIGENCE
SELLERS shall have provided all due diligence materials requested by TOG related to the Italian based Acquired Companies by July 4, 2008, and the other Acquired Companies by July 15, 2008 and TOG shall have not discovered any matter that materially and adversely affect the assets, business or commercial conditions of any Acquired Company within twenty (20) business days following receipt of all requested items.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF SELLERS
     The obligations of SELLERS to sell the FININD SHARES and the ISOCLIMA SHARES, and of SELLERS to take the other actions required to be taken by under this Agreement, are subject to the satisfaction of each of the following conditions:
8.1 REPRESENTATIONS AND WARRANTIES TRUE; COVENANTS AND OBLIGATIONS PERFORMED
     (a) Each of the representations and warranties of TOG shall have been true and complete when made and shall be true and complete in all material respects as of the Closing (except for representations and warranties with materiality qualifiers, which shall be true and correct in all respects), with the same force and effect as though such representations and warranties had been made at the Closing Date.
     (b) TOG shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with under this Agreement prior to or at the Closing Date (considered collectively), and shall have performed and complied in all material respects with each of these covenants, agreements and obligations (considered individually).
     (c) Each of the following must have been delivered to SELLERS at or prior to the Closing:
          (i) all documents, shares and cash payments set forth in Section 2.4(b) of this Agreement; and
          (ii) an opinion of Taft, Stettinius & Hollister, LLP, dated the Closing Date, in the form mutually agreed upon with SELLERS; and
          (iii) such certificates and other documents as SELLERS may reasonably request for the purpose of (x) evidencing the satisfaction of any condition referred to in this Article VIII,

or (y) otherwise facilitating the consummation and performance of any of the transactions contemplated under this Agreement.
          (d) The closing of the IPO.
8.2 NO PROHIBITION
     Neither the consummation nor the performance of any of the transactions contemplated by this Agreement shall, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause SELLERS to suffer any material adverse consequence under, any applicable Legal Requirement or Order.
8.3 REQUIRED CONSENTS
     All TOG Required Consents shall have been received and shall be in full force and effect at or prior to the Closing Date.
8.4 NO ACTION
     There shall not be any pending action or proceeding, or threatened action or proceeding by any Governmental Entity, by or before any Governmental Entity (a) challenging the issuance and delivery of the TOG Shares to SELLERS, (b) seeking damages or other relief in connection with, or otherwise interfere with, the transactions contemplated by this Agreement, or (c) which reasonably could otherwise materially adversely affect TOG.
ARTICLE IX
INDEMNIFICATION; REMEDIES
9.1 RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE
     The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge of the party seeking indemnification, the payment of Damages or other remedy acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.
9.2 PRE-CLOSING INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS
     Prior to Closing, SELLERS, jointly and severally, will indemnify and hold harmless TOG and its representatives, stockholders, controlling persons and affiliates as well as any Acquired Companies (collectively, the “TOG Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (specifically excluding incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty made by SELLERS in this Agreement, in the relevant Attachments, or in any other certificate or document delivered by any Seller pursuant to this Agreement and (ii) any breach by any Seller of any covenant or obligation of SELLERS in this Agreement.
9.3 PRE-CLOSING INDEMNIFICATION AND PAYMENT OF DAMAGES BY TOG
     Prior to Closing, TOG, will indemnify and hold harmless the SELLERS for, and will pay to the SELLERS the amount of, any loss, liability, claim, damage (specifically excluding incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty made by TOG in this Agreement, in the relevant Attachments, or in any other certificate or document delivered by TOG pursuant to this Agreement and (ii) any breach by TOG of any covenant or obligation of TOG in this Agreement.
9.4 POST CLOSING INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS
     After the Closing, SELLERS, jointly and severally, will indemnify and hold harmless the TOG Indemnified Persons for, and will pay to the TOG Indemnified Persons the amount of, Damages, arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by SELLERS in this Agreement, the relevant Attachments, or any other certificate or document delivered by SELLERS pursuant to this Agreement: and (b) any breach by SELLERS of any covenant or obligation of SELLERS in this Agreement.
     The remedies provided in this Sections 9.2 and 9.3 will be the sole and exclusive remedy of the TOG Indemnified Persons for any claim arising out of this Agreement or any of the transactions contemplated hereby; provided, however, that TOG may seek specific performance, injunctive and other equitable relief with respect to any breach or threatened breach by a Seller of the covenants set forth in Section 5.1 of this Agreement and may seek all remedies available with respect to a breach or threatened breach of Section 5.7 of this Agreement.
9.5 INDEMNIFICATION AND PAYMENT OF DAMAGES BY TOG
     TOG will indemnify and hold harmless SELLERS, and their heirs (“Seller Indemnified Persons”) for, and will pay to Seller Indemnified Persons the amount of, Damages, arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by TOG in this Agreement or in any certificate delivered by TOG pursuant to this Agreement; and (b) any breach by TOG of any covenant or obligation of TOG in this Agreement.
     The remedies provided in this Section 9.4 will be the sole and exclusive remedy of Seller Indemnified Persons for any claim arising out of this Agreement or any of the transactions contemplated hereby.

9.6 SURVIVAL
     Subject to the exception written herebelow, all representations and warranties provided in this Agreement shall survive the Closing until December 31, 2010. As regards any environmental matter related to any Environmental Law the relevant representations and warranties shall survive until December 31, 2011. A regards tax matters, social security contributions and labor matters the relevant representations and warranties shall remain in full force and effect 20 (twenty) days after the expiration of the relevant statute of limitation,.
9.7 PROCEDURE FOR INDEMNIFICATION —THIRD PARTY CLAIMS
     Notice of Claim. In the event a Party (the “Indemnified Party”) shall become aware of any loss (“Loss”) or potential Loss which the other Party (the “Indemnifying Party”) would be bound to indemnify pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party, specifying whether the Claim arises as a result of a claim by a third party against the Indemnified Party (hereinafter, a “Third Party Claim”) or whether the Claim does not so arise (hereinafter, a “Direct Claim”). The Claim shall further specify with reasonable details (to the extent such information is available) the factual basis for and the amount of the Claim, together with copy of any relevant documents to this extent available. Losses shall be indemnified directly to the Indemnified Party, subject to the following Sections.
Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 30 (thirty) days to make such investigation of the Claim as it considers necessary or desirable and respond in writing to the Indemnified Party. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If the Parties agree within 15 (fifteen) days from expiration of the term to respond granted to the Indemnifying Party hereunder (or any mutually agreed upon extension thereof) on any amount to be paid by the Indemnifying Party for such Claim, the Indemnifying Party shall immediately pay the Indemnified Party the full agreed amount of the Claim, failing which the matter shall be referred to arbitration pursuant to the provisions of Article XIII hereof.
Third Party Claims. Upon the Indemnified Party informing the Indemnifying Party of the existence of any event or claim which may give rise to a Third Party Claim against the Indemnified Party, the Indemnifying Party and the Indemnified Party shall cooperate fully in the defense, negotiation or settlement of such Third Party Claim, it being understood that the defense shall be conducted jointly but, as far as strategic initiatives are concerned, the ultimate decision shall remain with the Indemnifying Party. All costs and expenses incurred by the Indemnified Party arising from the Indemnifying Party’s decision to defend, negotiate and settle any such Claims or otherwise howsoever and whatsoever shall be borne absolutely by the Indemnifying Party.
The Indemnified Party shall not settle any matter which may give rise to the Indemnifying Party’s liability herein without the latter’s prior written consent. Should the Indemnifying Party obtain a monetary settlement proposal from a third party claimant and the Indemnified Party refuse to agree to such settlement, the Indemnified Party shall bear the risk of any claim made by such third party in excess of the proposed settlement amount and the Indemnified Party shall be free to conduct the defense, negotiation or settlement. If the Indemnified Party shall have decided not to defend such claim or to settle it in a manner unsatisfactory to the Indemnifying Party, the Indemnifying Party may, at its sole cost and expense, assume full responsibility for the defense or settlement of such claim, provided, however, that (i) the Indemnifying Party shall conduct its defense or settlement in a manner which does not cause any further Loss to the Indemnified Party and (ii) the Indemnifying Party regularly consults with the Indemnified Party during such defense or settlement.
9.8 PAYMENT OF THE INDEMNIFICATION
     If the Indemnifying Party pays to the Indemnified Party an amount for any Loss and the Indemnified Party subsequently recovers (whether by way of settlement, insurance, payable, discount, credit, counterclaim or otherwise) from a third party a sum which corresponds, partially or wholly, to such Loss, the Indemnified Party shall promptly repay to the Indemnifying Party such amount as was recovered from the third party, less all reasonable costs, charges and expenses incurred by the Indemnified Party in recovering that sum from the third party and less all Taxes due by the Indemnified Party on, or otherwise resulting from, such recovered sum. The Indemnified Party’s obligation to repay pursuant to the preceding sentence shall apply only to the extent the amounts recovered from all sources (including the Indemnifying Party and any tax benefit) in connection with a particular Loss, less the deductions referred to in the preceding sentence, exceed the amount of the Loss sustained.
     Any indemnity payment by the Indemnifying Party hereunder shall be deemed to constitute damages and not a reduction or increase in the Closing Purchase Price.
9.9 LIMITATIONS ON AMOUNT.
     (a) SELLERS shall have no liability under Section 9.2 until the total Damages exceeds Euro 100.000,00 (one hundred thousand) in the aggregate and euro 10.000,00 (ten thousand) for each single event.
     (b) Notwithstanding anything in this Agreement to the contrary, under no circumstances will SELLERS’ aggregate liability to TOG exceed the amount of Euro 15,000,000 (fifteen million).
     (c) Notwithstanding, anything in this Agreement to the contrary, under no circumstances will TOG’s aggregate liability to SELLERS exceed the amount of Euro 15,000,000 (fifteen million).
ARTICLE X
TERMINATION
10.1 TERMINATION

     This Agreement may be terminated and the acquisition may be abandoned at any time prior to the Closing Date:
     (a) by mutual consent of all SELLERS and TOG;
     (b) by any of the SELLERS or TOG if there has been a material misrepresentation or breach of warranty on the part of the other party in the representations and warranties contained herein;
     (c) by either SELLERS or TOG if there has been a material breach on the part of the other party of any covenant or agreement contained herein and such breach has not been waived by the non-breaching party;
     (d) by TOG if any of the conditions in Article VII has not been satisfied and the satisfaction of such a condition is or becomes impossible (other than through the failure of TOG to comply with its obligations under this Agreement) and TOG has not waived such condition;
     (e) by all SELLERS if any of the conditions in Article VIII has not been satisfied and the satisfaction of such a condition is or becomes impossible (other than through the failure of SELLERS to comply with their obligations under this Agreement) and all SELLERS have not waived such condition; or
     (f) by all SELLERS or TOG if the Closing has not been consummated within 6 (six) months from the signature of this agreement, unless the failure to close is due to a breach of this Agreement by the party seeking to terminate this Agreement.
10.2 EFFECT OF TERMINATION.
     If this Agreement is terminated pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect with no liability on the part of any party hereto except that the agreement with respect to expenses contained in Section 12.1 shall survive the termination hereof. Additionally, notwithstanding Section 12.1 of this Agreement, in the event that this Agreement is terminated in accordance with Section 10.1(b) or 10.1(c) of this Agreement, the terminating party shall be entitled to reimbursement from the breaching party of the terminating party’s out-of-pocket expenses arising out of and related to this Agreement including, but not limited to, the negotiation of, performance of due diligence with respect to this Agreement.
ARTICLE XI
TAX MATTERS
11.1 TAX RETURNS
     SELLERS shall cause the current accountants for FININD and ISOCLIMA to prepare (at the relevant Acquired Companies expense) all federal, state and local income and franchise tax returns and other tax returns with respect to FININD and ISOCLIMA for taxable periods ending prior to or on the Closing Date, but which are not yet due as of the Closing Date, in accordance with the practice of SELLERS and FININD and ISOCLIMA, it being further understood that any tax accrued on the 2008 Acquired Companies’ profit, whether paid in advance or not, shall be borne exclusively by the relevant companies and will not be considered as a Debt. SELLERS shall permit FININD and ISOCLIMA and TOG to review and comment on each such tax return and SELLERS shall make such revisions to such tax returns as are reasonably requested by TOG or FININD and ISOCLIMA. FININD and ISOCLIMA will furnish all required tax information to SELLERS for inclusion in SELLERS’ and FININD and ISOCLIMA’s federal and state income tax returns for the period which includes the Closing Date.
ARTICLE XII
GENERAL PROVISIONS
12.1 EXPENSES
     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. Notwithstanding the foregoing, the Acquired Companies’ and SELLERS’ transaction fees (“Transaction Fees”) in connection with this Agreement and the transactions contemplated by this Agreement shall reduce the Closing Purchase Price as provided by Section 2.4 above.
     It is understood that TOG shall be entitled not to close the transaction provided for in this Agreement if for any reason whatsoever the closing of TOG’s initial public offering of its common shares shall not take place.
     In this event, TOG shall have no responsibility towards the SELLERS of any nature and kind and ALL expenses incidental to negotiations, execution, implementation of this Agreement shall be borne by the party who incurred in them.
12.2 PUBLIC ANNOUNCEMENTS
     Any public announcement or similar publicity with respect to this Agreement, the Closing, or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as TOG determines with the concurrence of SELLERS. Subject to the requirements of the Securities Act for inclusion of this Agreement and information about each Acquired Company in the S-1, unless disclosure is consented to by TOG and SELLERS in advance or required by law, SELLERS and TOG and their respective affiliates shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than their respective advisers or representatives, provided that such Persons keep this Agreement strictly confidential. SELLERS and TOG will consult with each other concerning the means by which Acquired Companies’ employees, customers, and suppliers and others having dealings with Acquired Companies will be informed of this Agreement, the Closing and the transactions contemplated hereby, and TOG may at its option be present for any such communication.
12.3 NOTICES
     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate by notice to the other parties):

SELLERS:	Mr. Alberto Bertolini c/o Avv. Alessandro Polettini Studio Associato LCA Avvocati e Commercialisti d’Impresa Galleria Borromeo, 3 35137 — Padova Fax No:

Mr. Augusto Gasparetto c/o Avv. Alessandro Polettini Studio Associato LCA Avvocati e Commercialisti d’Impresa Galleria Borromeo, 3 35137 — Padova Fax No:

Mrs. Maria Formignani c/o Avv. Alessandro Polettini Studio Associato LCA Avvocati e Commercialisti d’Impresa Galleria Borromeo, 3 35137 — Padova Fax No:
As regards Ianua S.p.A. (or the person to be designated) notice shall be addressed to Mr. Augusto Gasparetto, unless Mr. Gasparetto will otherwise notify in writing with a copy to:

Avv. Alessandro Polettini Studio Associato LCA Avvocati e Commercialisti d’Impresa Galleria Borromeo, 3 35137 — Padova Fax No: (39) 049 — 666.086

TOG:	The O’Gara Group, Inc. 8180 Corporate Park Dr. Cincinnati, OH 45242 Attention: Wilfred T. O’Gara Fax No: (513) 489-4825

with a copy to:	Abram S. Gordon General Counsel The O’Gara Group, Inc. 8180 Corporate Park Dr. Cincinnati, OH 45242 Fax No: (513) 489-4825
     And with a copy to:
Roberto Collodel and Stefano Queirolo
Lungotevere Arnaldo da Brescia 9
00196 ROMA
fax No. (39) 06 3224282
12.4 FURTHER ASSURANCES
     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
12.5 WAIVER
     Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such or other right, power, or privilege.
12.6 ENTIRE AGREEMENT AND MODIFICATION
     This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including any correspondence between TOG and SELLERS and TOG and

Acquired Companies) and constitutes (along with the documents referred to in this Agreement) the entire agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all the parties to this Agreement.
12.7 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS
     Neither party may assign any of its rights under this Agreement without the prior written consent of the other parties except that TOG may assign any of its rights, but not its obligations, under this Agreement to any subsidiary or affiliate of TOG. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
12.8 SEVERABILITY
     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.
12.9 SECTION HEADINGS, CONSTRUCTION
     The headings of Sections in this Agreement are provided for convenience only and will not affect the construction or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
12.10 GOVERNING LAW
     This Agreement will be governed by the laws of Italy.
12.12 COUNTERPARTS
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
ARTICLE XIII
ARBITRATION CLAUSE
Any disputes, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be finally settled under the Rules of Arbitration of the International Chambers of Commerce by three arbitrators appointed in accordance with the said Rules. The seat of the arbitration shall be Paris, France. The arbitral proceedings shall be conducted in English.
The parties have executed and delivered this Agreement as of the date first written above.
ARTICLE XIV
ATTACHMENTS
The parties agree that the following Attachments together with any back up documentation referred to therein shall be provided by SELLERS to TOG by July 15, 2008: 3.2, 3.6, 3.9, 3.10, 3.13 (a), 3.13 (e), 3.14, 3.14 (c), 3.15, 3.16, 3.17 (a), 3.18, 3.19, 3.20, 3.21, 3.22, 3.23 (a), 3.23 (b), 3.23 (c), 3.23 (d), 3.23 (e), 3.25, 3.26, 3.27, 4.1, 4.2, 4.3, 5.5, 7,6. It is understood that should the content of any Attachment be materially inconsistent with the subject matter of the negotiations which led to the conclusion of this Agreement and which might seriously and adversely affect the assets, business or commercial condition of any Acquired Company, TOG will have the right to terminate this Agreement and no party will be liable to the other for any consequence thereof.

TOG The O’Gara Group, Inc.
By:	/s/ Wilfred T. O’Gara
Title: President and CEO

SELLERS Mr. Alberto Bertolini
/s/ Alberto Bertolini

Mr. Augusto Gasparetto
/s/ Augusto Gasparetto

Mrs. Maria Formignani
/s/ Maria Formignani
June 24, 2008

Note: The registrant has omitted the following schedules, exhibits and similar attachments to this agreement pursuant to Item 601(b)(2) of Regulation S-K and agrees to furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.
Attachment 2.4 — Letter of Resignation of Directors
Attachment 2.4(a) — Formulation for Escrow Shares
Attachment 5.5 — Satisfaction of Conditions
Seller's Disclosure Schedule
Attachment 3.1 — Organization and Good Standing
Attachment 3.2.b — Non-Contravention; Notices; Consent
Attachment 3.3 — Capitalization
Attachment 3.6 — Title to Properties; Encumbrances
Attachment 3.10 — No Undisclosed Liabilities
Attachment 3.11 — Taxes
Attachment 3.12 —Material Adverse Change
Attachment 3.13 — Employee Benefits
Attachment 3.14 — Compliance with Laws; Governmental Authorizations
Attachment 3.15 — Legal Proceedings
Attachment 3.16 — Absence of Certain Changes and Events
Attachment 3.17 — Contracts
Attachment 3.18 — Government Contracting
Attachment 3.19 — Insurance Policies
Attachment 3.20 — Environmental Matters
Attachment 3.22 — Labor Relations
Attachment 3.23 — Intellectual Property
Attachment 3.25 — Related Party Transactions
Attachment 3.26 — Brokers or Finders
Attachment 3.27 — Deposit Accounts
Buyer’s Disclosure Schedule
Attachment 4.1 — Organization and Good Standing
Attachment 4.2 — Authority; No Conflict